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Exhibit 21.1

List of subsidiaries of Aspen Technology, Inc.

	Name of Subsidiary	State or Country of Incorporation
1.	Aspen Technology (Asia), Inc.	Delaware
2.	AspenTech EMEA, Inc.	Delaware
3.	AspenTech Securities Corporation	Massachusetts
4.	AspenTech, Inc.	Texas
5.	Coppermine LLC	Delaware
6.	Hunter Acquisition Corporation	Delaware
7.	ICARUS Corporation	Maryland
8.	Petrolsoft Corporation	Delaware
9.	ProcessCity, Inc.	Delaware
10.	S.A.S.T., Inc.	Texas
11.	Aspen Technology S.r.l.	Italy
12.	AspenTech Asia, Ltd.	Hong Kong
13.	Aspen Tech Australia, P.T.Y	Australia
14.	AspenTech Canada Ltd.	Canada
15.	Aspen Tech Espana, S.A.	Spain
16.	AspenTech Europe B.V.	Netherlands
17.	AspenTech Europe S.A./N.V.	Belgium
18.	Aspen Tech India Private, L.T.D	India
19.	AspenTech Japan Co. Ltd.	Japan
20.	AspenTech, Ltd.	United Kingdom
21.	CimTech S.A./N.V.	Belgium
22.	CimTrade	France
23.	Vistasim Inc.	Canada
24.	Aspentech Pte. Ltd.	Singapore
25.	Aspentech Africa (Proprietary) Limited	South Africa
26.	EA Systems, Inc.	Delaware
27.	Advanced Systems Consultants Limited	UK
28.	Hyprotech India Pte. Ltd	India
29.	Richardson Engineering Services, Inc.	Arizona
30.	Boulder Holding, Inc	Delaware
31.	Boulder, LLC	Delaware
32.	Boulder Canada L.P.	Canada

33.	Hyprotech Company	Nova Scotia
34.	Hyprotech Canada Ltd.	Canada
35.	Hyprotech Malaysia Sdn Bhd	Malaysia
36.	Hyprotech Europe SL	Spain
37.	Hyprotech UK Limited	UK
38.	Hyprotech Japan KK	Japan

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  Exhibit 21.1
List of subsidiaries of Aspen Technology, Inc.